Exhibit 99.1

For Immediate Release	Contact Information
Friday, February 25, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company to Webcast Wall Street Analyst Forum Presentation

          SAN ANTONIO -- Feb. 25, 2005 -- The Exploration Company (Nasdaq:TXCO) will update investors and analysts on its Maverick Basin growth strategy at the 2005 New York City Analyst Conference of The Wall Street Analyst Forum, set for Feb. 28 through March 2 in New York.

          Vice President-Capital Markets Roberto R. Thomae will conduct a 40-minute presentation and question-and-answer session scheduled to start at 9 a.m. Eastern time (8 a.m. Central time) Wednesday, March 2. The presentation will be available live via the Internet on TXCO's Web site at www.txco.com/presentation.html and will be archived for future replay.

          Since 1989, The Wall Street Analyst Forum has sponsored analyst conferences in New York, Boston and London. Some 400 analysts and portfolio managers are expected to attend this year's New York conference to hear presentations by 75 firms in a variety of industries.

About The Exploration Company

          The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

          More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

-- 30 --